UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	October 24, 2007

AURORA OIL & GAS CORPORATION
(Exact name of registrant as specified in its charter)

UTAH	000-25170	87-0306609
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4110 Copper Ridge Drive, Suite 100, Traverse City, MI	49684
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(231) 941-0073

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Compensatory Arrangements of Certain Officers.

(e) Executive Compensation Arrangements

On September 19, 2007, Aurora Oil & Gas Corporation (the “Company”) announced that it had retained an investment banker to assist the Board of Directors in evaluating strategic alternatives for the Company. These alternatives, among other things, may include revisions to the Company’s strategic plan, asset divestitures, operating partnerships, identifying additional capital sources, or a sale, merger, or other business combination of the Company. The Company recognizes that the possibility of a change in control may exist and it is in its best interest to assure that the Company maintains dedicated key employees to provide significant services through the evaluation process. The following retention arrangements have been approved for certain key officers and employees.

Retention Bonus

The Board of Directors of the Company has approved a retention bonus arrangement to encourage certain key officers and employees to remain with the Company through the completion of the Company’s review of potential strategic alternatives. The Board of Directors recognizes that certain key officers and employees will have increased responsibilities and duties during the evaluation of strategic alternatives and will contribute significantly to the process. The aggregate retention bonus consists of four payments over an 8-month period beginning in late October 2007 through late April 2008. The key officers and employees must remain continuously employed with the Company as well as remain in good standing on the scheduled payment dates. As of October 24, 2007, certain officers of the Company accepted this arrangement and their potential retention bonuses are estimated as follows: (i) Ronald Huff (President and Chief Financial Officer) $100,000; (ii) John C. Hunter (Vice President) $80,000; (iii) John V. Miller (Vice President) $40,000; and (iv) Lorraine M. King (Former Chief Financial Officer) $25,000.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

99.1	Form Letter of Retention Bonus Agreement.

SIGNATURE

According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AURORA OIL & GAS CORPORATION

Date: October 29, 2007	/s/ Ronald E. Huff
By: Ronald E. Huff
Its: President and Chief Financial Officer